EX-FILING FEES

Calculation of Filing Fee Tables

Form S-4
(Form Type)

The First Bancshares, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock, par value $1.00 per share	Other	6,962,436	(1)	N/A	$206,780,725	(2)	0.0001102	$22,787.24	(3)
Fees Previously Paid	—	—	—	—		—	—			—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—	—			—
	Total Offering Amounts									$22,962.16
	Total Fees Previously Paid									$0.00
	Total Fee Offsets									$0.00
	Net Fee Due									$22,962.16

(1)	Represents the maximum number of shares of The First Bancshares, Inc. common stock, par value $1.00 per share, that could be issued to holders of common stock and preferred stock of Heritage Southeast Bancorporation, Inc. in connection with the merger described herein. This number is based upon the sum of (i) 7,020,849 shares of Heritage Southeast Bancorporation, Inc. common stock outstanding as of June 30, 2022, and (ii) 194,110 shares of Heritage Southeast Bancorporation, Inc. common stock issuable in connection with certain Supplemental Executive Retirement Plan Agreements, multiplied by 0.965, the exchange ratio for Heritage Southeast Bancorporation, Inc. shares in the merger. Pursuant to Rule 416, this registration statement also covers additional shares that may be issued as a result of stock splits, stock dividends or similar transactions. In the event the number of shares of common stock required to be issued to consummate the merger described herein is increased after the date this registration statement is declared effective, The First Bancshares, Inc. will register such additional shares in accordance with Rule 413 under the Securities Act of 1933, as amended (the “Securities Act”), by filing a registration statement pursuant to Rule 462(b) or Rule 429 under the Securities Act, as applicable, with respect to such additional shares.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated in accordance with Rules 457(c) and 457(f) promulgated thereunder. The proposed maximum aggregate offering price is (i) $28.66, the average of the high and low prices reported for Heritage Southeast Bancorporation, Inc. common stock on the OTC Market Group’s OTCQX market on October 10, 2022, which was within five business days prior to the date of filing of this registration statement, multiplied by (ii) 7,214,959, the estimated maximum number of shares of Heritage Southeast Bancorporation, Inc. common stock to be exchanged for shares of The First Bancshares, Inc. common stock in the merger.

(3)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0001102.